EXHIBIT 99.1

COLCHESTER, VT . . . Green Mountain Power Corporation (NYSE: GMP) today announced consolidated earnings of $0.56 per share of common stock, diluted, for the first quarter of 2005, compared with consolidated earnings of $0.72 per share, diluted, for the same period in 2004.

“First quarter earnings reflected flat retail revenues resulting principally from reduced sales of electricity to residential customers,” said Christopher L. Dutton, President and Chief Executive Officer. “We believe the decline in residential demand may reflect greater customer energy consumption awareness in general in an effort to cope with higher heating fuel and gasoline costs. We expect diluted earnings per share for 2005 to range between $2.08 and $2.19.”

Company operating revenues declined by $5.3 million while power supply expenses decreased by $4.8 million in the first quarter of 2005, compared with the same period last year. The reduced margins (operating revenues less cost of power) caused 2005 earnings per share to decrease by approximately $0.05. Reductions in sales to residential customers, higher energy prices and decreased output from Company hydro-electric facilities contributed to lower margins on the sale of electricity. Transmission expenses increased by approximately $462,000, reducing earnings per share by $0.05 in the first quarter of 2005, reflecting additional transmission investment by VELCO, which owns and operates transmission systems in Vermont for all Vermont utilities. In addition, 2005 quarterly depreciation and amortization expenses increased by $287,000, reducing earnings per share by $0.03 compared with the first quarter of 2004.

Retail operating revenues for the first quarter of 2005 decreased by $186,000 over the comparable 2004 period, reflecting decreased recognition of revenues deferred under a previous regulatory order, that was substantially offset by a 1.9 percent rate increase authorized by the Vermont Public Service Board and effective as of January 1, 2005.

The Company recognized $749,000 or $0.09 earnings per share of deferred revenue during the first quarter of 2004, compared with no deferred revenues recognized during the first quarter of 2005. The Vermont Public Service Board issued an order in December 2003 allowing the Company to carry over unused deferred revenue totaling approximately $3.0 million to 2004 and recognize the revenue to achieve its allowed rate of return during 2004. The Company recognized all available deferred revenues during 2004. The Public Service Board’s 2003 order also provided for a rate freeze for 2004, and modest rate increases of 1.9 percent in January 2005 and 0.9 percent in January 2006, subject to submission of supporting cost of service schedules.

Total retail megawatt hour sales of electricity decreased 0.2 percent in the first quarter of 2005, compared with the same period in 2004, primarily as a result of a decrease in residential sales of 3.1 percent that was substantially offset by a 2.9 percent increase in lower-margin sales to large commercial and industrial customers. First quarter 2005 sales to small commercial and industrial customers declined modestly by 0.2 percent compared with the first quarter of 2004.

Wholesale revenues in the first quarter of 2005 decreased by $5.1 million compared with the first quarter of 2004. Wholesale purchases of electricity declined by a similar amount. The Company does not expect the reduction in wholesale revenues to adversely affect the Company’s earnings in 2005 since most of the Company’s earnings result from retail sales of electricity.

In the first quarter of 2005, power supply expenses decreased $4.8 million compared with the same quarter of 2004 primarily due to a $5.1 million decrease in purchases of electricity for resale and lower unit prices under our contract to purchase energy from the Vermont Yankee nuclear power plant, offset in part by higher expense for energy to replace decreased production from Company hydroelectric facilities.

“The markets have continued to experience higher energy prices. Most of the Company’s short-term energy requirements are met by power supply contracts extending through 2006 or longer,” said Mr. Dutton. “These contracts have allowed the Company and its customers to avoid much of the higher wholesale energy prices that have prevailed over the past two years.”

In other developments, the Company is in the process of producing its first sustainability report in which it will report various social, environmental and economic indicators. The Company continues its efforts to meet its obligations for improving its environmental performance beyond its basic compliance level. “As part of that effort, we have hired an environmental compliance manager, we expect to begin using biodiesel fuel in Company vehicles, and we’ve expanded the use of fuel efficient vehicles in our fleet”, said Mary Powell, Chief Operating Officer. “We believe these are cost effective steps that will help us reduce our environmental footprint.”

Green Mountain Power Corporation	Quarterly Earnings Summary
in thousands except per share amounts	Three Months Ended
	March 31
	2005	2004
Retail revenues	$54,420	$54,605
Wholesale revenues	3,828	8,918
Total operating revenues	$58,248	$63,523
Net income	$2,979	$3,734
Net income applicable to common stock	2,979	3,734
Net income-continuing operations	2,981	3,740
Net income(loss)-discontinued operations	(2)	(6)

Basic earnings per share-continuing operations	$0.58	$0.74
Basic earnings(loss) per share-discontinued operations	-	-
Basic earnings per Common share	$0.58	$0.74
Diluted earnings per share-continuing operations	$0.56	$0.72
Diluted earnings(loss) per share-discontinued operations	-	-
Fully diluted earnings per common share	$0.56	$0.72
Dividends declared per share	$0.25	$0.22
Weighted average shares of common stock outstanding-Basic	5,160	5,046
Weighted average shares of common stock outstanding-Diluted	5,301	5,205

There are statements in this information release that contain projections or estimates and that are considered to be "forward-looking" as defined by the Securities and Exchange Commission (the "SEC"). In these statements, you may find words such as believes, expects, plans, or similar words. These statements are not guarantees of our future performance. There are risks, uncertainties and other factors that could cause actual results to be different from those projected.

For further information, please contact Robert Griffin, Chief Financial Officer of Green Mountain Power, (802) 655-8452 or Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418.